UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 24, 2015

Pulmatrix, Inc.

(Exact Name of Registrant as Specified in Its Charter)

001-36199

(Commission File Number)

Delaware	46-1821392
(State or Other Jurisdiction Of Incorporation)	(IRS Employer Identification No.)

99 Hayden Avenue, Suite 390, Lexington, Massachusetts	02421
(Address of Principal Executive Offices)	(Zip Code)

(781) 357-2333

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c), (e)	New Chief Financial Officer

On June 24, 2015, Pulmatrix, Inc. (the “Company”) appointed William Duke, Jr., as the Company’s Chief Financial Officer, and entered into an employment agreement with him (the “Employment Agreement”). Mr. Duke has also been designated as the Company’s principal financial officer and principal accounting officer for purposes of filings that the Company may make from time to time with the Securities and Exchange Commission.

Prior to joining the Company, Mr. Duke, 42, served as the Chief Financial Officer of Valeritas, a medical technology company, from January 2014 until June 2015 and from July 2011 until January 2014, he served as Valeritas’s Vice President and Corporate Controller. At Valeritas, Mr. Duke led the controller relationship, financial planning and analysis, investor relations and IT functions. Prior to joining Valeritas, Mr. Duke was Senior Director, Finance for Genzyme Corporation, a biopharmaceutical company, from January 2010 to July 2011, where he had oversight responsibility for external reporting to the Securities and Exchange Commission, internal management reporting and worldwide financial consolidation. Prior to Genzyme, he was the Director of Finance and Accounting of Haemonetics Corporation, a medical device company, from May 2008 to January 2010 and held various senior financial roles with consulting services and emerging growth organizations. Mr. Duke holds a B.S. in Accounting from Stonehill College and an M.B.A. with a concentration in Finance from Bentley University and is a Certified Public Accountant.

Duke Employment Agreement

The Employment Agreement provides for a continuous term and may be terminated by either party at any time, provided that if Mr. Duke resigns he shall provide the Company with at least 30 days’ prior written notice. Mr. Duke’s annual base salary is $300,000 and he is entitled to receive a sign-on bonus of $30,000. In addition, Mr. Duke is eligible to receive an annual discretionary bonus of up to 35% of his then-current annual base salary, based upon achievement of individual and corporate performance objectives as determined by the Company’s board of directors or a committee thereof. Mr. Duke is entitled to participate in any employee benefit programs, plans and practices on the same terms as other salaried employees on a basis consistent with the participation of other senior executives. On June 24, 2015, Mr. Duke received a stock option to purchase 235,224 shares of the Company’s common stock at an exercise price of $11.00 per share, which was the closing price on the grant date. The option shall provide for a ten year term and shall vest over four years with 25% vesting on the first anniversary of his June 22, 2015 start date and the remaining 75% vesting in equal installments on a monthly basis thereafter, subject to Mr. Duke’s continued employment. Under the Employment Agreement, Mr. Duke is prohibited, during the term of the agreement, subject to certain exceptions, from engaging in any other non-Company related business activities of any nature (including board memberships) without Company’s prior written consent. Mr. Duke has also agreed to execute and abide by the Company’s Confidentiality, Assignment of Inventions and Non-Competition Agreement.

If Mr. Duke’s employment is terminated (i) by the Company without cause or (ii) by Mr. Duke for good reason, then the Company must pay Mr. Duke, in addition to any then-accrued and unpaid obligations owed to him, (x) nine months of his then-current base salary, (y) 75% of a pro rata portion of the bonus for the year in which the termination occurs, based on year-to-date performance as determined by the Company’s board of directors, or a committee thereof, and (z) a payment equal to nine months of COBRA health insurance premiums at the Company’s then-normal rate of contribution. In addition, all unvested equity awards held by Mr. Duke that would have vested during the nine months following the termination date will immediately vest and become exercisable. If Mr. Duke’s employment is terminated (i) by the Company without cause or (ii) by Mr. Duke for good reason, within twelve months following a change in control, then Mr. Duke shall be entitled to receive, in addition to any then-accrued and unpaid obligations owed to him, (x) a lump sum payment equal to twelve months of his then-current base salary and a pro rata portion of the target bonus for the year in which the termination occurs, and (y) a payment equal to twelve months of COBRA health insurance premiums at the Company’s then-normal rate of contribution. In addition, in that case, all unvested equity awards will immediately vest and become exercisable. Receipt of Mr. Duke’s severance and other termination benefits is subject to his execution of a release of claims and his compliance with the restrictive covenants contained in his agreements with the Company.

There are no transactions between Mr. Duke and the Company that would be reportable under Item 404(a) of Regulation S-K.

On June 25, 2015, the Company issued a press release announcing Mr. Duke’s appointment as Chief Financial Officer, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

(d)	Board Committee Assignments

On June 15, 2015, in connection with the closing of the Company’s merger transaction, the board of directors of the Company (the “Board”) appointed Messrs. Higgins, Maki and Graves as the members of the Audit Committee of the Board, Mr. Maki and Drs. Gillis and Rocklage as the members of the Compensation Committee of the Board and Messrs. Higgins and McGuire and Dr. Rocklage as the members of the Nominating and Governance Committee of the Board.

Item 9.01 Financial Statements and Exhibits.

(d)	The following exhibit is filed with this report:

Exhibit	Description
99.1	Press Release of Pulmatrix, Inc. issued on June 25, 2015.

* * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PULMATRIX, INC.

Date: June 30, 2015	By:	/s/ William Duke, Jr.
William Duke, Jr.
Chief Financial Officer